              Filer: MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST

                      SELECT 10 INDUSTRIAL PORTFOLIO 2000-2

                       Investment Company Act No. 811-5065

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-6


For Registration Under the Securities Act of 1933 of Securities of Unit Investment Trusts Registered on Form N-8B-2.


        A.        Exact name of Trust:

                  MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                  SELECT 10 INDUSTRIAL PORTFOLIO 2000-2

        B.        Name of Depositor:

                  DEAN WITTER REYNOLDS INC.

        C.        Complete address of Depositor's principal executive office:

                  DEAN WITTER REYNOLDS INC.
                  Two World Trade Center
                  New York, New York  10048

        D.        Name and complete address of agents for service:

                  MR. MICHAEL D. BROWNE
                  DEAN WITTER REYNOLDS INC.
                  Unit Trust Department
                  Two World Trade Center - 59th Floor
                  New York, New York  10048

                  Copy to:

                  KENNETH W. ORCE, ESQ.
                  CAHILL GORDON & REINDEL
                  80 Pine Street
                  New York, New York 10005

        E.        Total and amount of securities being registered:

                  An indefinite number of Units of Beneficial Interest pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended

        F. Proposed maximum offering price to the public of the securities being registered:

                  Indefinite

        G.        Amount of filing fee:

                  N/A

        H.        Approximate date of proposed sale to public:

                  AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

                  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                      SELECT 10 INDUSTRIAL PORTFOLIO 2000-2

                              Cross Reference Sheet

                     Pursuant to Rule 404(c) of Regulation C
                        under the Securities Act of 1933

                  (Form N-8B-2 Items required by Instruction 1
                          as to Prospectus on Form S-6)

Form N-8B-2                                   Form S-6
Item Number                                   Heading in Prospectus
-----------                                   ---------------------

    I.  ORGANIZATION AND GENERAL INFORMATION

1.  (a)  Name of Trust                     )  Front Cover
    (b)  Title of securities issued        )

2.  Name and address of Depositor          )  Table of Contents

3.  Name and address of Trustee            )  Table of Contents

4.  Name and address of principal          )  Table of Contents
    Underwriter                            )

5.  Organization of Trust                  )  Introduction

6.  Execution and termination of           )  Introduction; Amendment and
    Indenture                              )  Termination of the Indenture

7.  Changes of name                        )  Included in Form
                                              N-8B-2

8.  Fiscal Year                            )  Included in Form
                                              N-8B-2

9.  Litigation                             )  *



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------


    II.  GENERAL DESCRIPTION OF THE TRUST
         AND SECURITIES OF THE TRUST

10. General Information regarding          )
     Trust's Securities and Rights of      )
     Holders                               )
    (a)  Type of Securities                )  Rights of Unit Holders
         (Registered or Bearer)

    (b)  Type of Securities                )  Administration of the
         (Cumulative or Distributive)      )  Trust - Distribution

    (c)  Rights of Holders as to           )  Redemption; Public Offering
         withdrawal or redemption          )  of Units -Secondary Market

    (d)  Rights of Holders as to           )  Public Offering of Units
         conversion, transfer,             )  - Secondary Market; Exchange
         partial redemption and            )  Option; Redemption; Rights of Unit
         similar matters                   )  Holders -Certificates

    (e)  Lapses or defaults with respect   )  *
         to periodic payment plan          )
         certificates                      )

    (f)  Voting rights as to Securities    )  Rights of Unit Holders - Certain
         under the Indenture               )  Limitations; Amendment and
                                           )  Termination of the Indenture

    (g)  Notice to Holders as to           )
         change in:                        )

         (1)  Composition of assets        )  Administration of the Trust
              of Trust                     )  - Reports to Unit Holders; The
                                           )  Trust - Summary Description of the
                                           )  Portfolios
         (2)  Terms and Conditions of      )  Amendment and Termination of
              Trust's Securities           )  the Indenture



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------


         (3)  Provisions of Indenture      )  Amendment and Termination of the
          (4) Identity of Depositor and    )  Indenture Sponsor; Trustee
              Trustee                      )

    (h)  Security Holders Consent
         required to change:
         (1)  Composition of assets        )  Amendment and Termination of the
              of Trust                     )  Indenture
         (2)  Terms and conditions of      )  Amendment and Termination of the
              Trust's Securities           )  Indenture
         (3)  Provisions of Indenture      )  Amendment and Termination of the
                                           )  Indenture
         (4)  Identity of Depositor and    )  *
              Trustee                      )

    (i)  Other principal features of the   )  Cover of Prospectus; Tax Status
         Trust's Securities                )

11. Type of securities comprising units    )  The Trust - Summary Description of
                                           )  the Portfolios; Objectives and
                                           )  Securities Selection; The Trust
                                           )  - Special Considerations

12. Type of securities comprising          )  *
    periodic payment certificates          )

13. (a)  Load, fees, expenses, etc.        )  Summary of Essential Information;
                                           )  Public Offering of Units - Public
                                           )  Offering Price; - Profit of
                                           )  Sponsor; - Volume Discount;
                                           )  Expenses and Charges

    (b)  Certain information regarding     )    *
         periodic payment certificates     )



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------

    (c)  Certain percentages               )  Summary of Essential Information;
                                           )  Public Offering of Units - Public
                                           )  Offering Price; - Profit of
                                           )  Sponsor; - Volume Discount

    (d)  Price differentials               )  Public Offering of Units - Public
                                           )  Offering Price

    (e)  Certain other loads, fees,        )  Rights of Unit Holders -
         expenses, etc.  payable by        )  Certificates
         holders

    (f)  Certain profits receivable by     )  Redemption - Purchase by the
         depositor, principal              )  Sponsors of Units Tendered for
         underwriters, trustee or          )  Redemption
         affiliated persons                )

    (g)  Ratio of annual charges to income )  *

14. Issuance of trust's securities         )  Introduction; Rights of Unit
                                           )  Holders - Certificates

15. Receipt and handling of payments from  )  Public Offering of Units - Profit
    purchasers                             )  of Sponsor

16. Acquisition and disposition of         )  Introduction; Amendment and
    underlying securities                  )  Termination of the Indenture;
                                           )  Objectives and Securities
                                           )  Selection; The Trust - Summary
                                           )  Description of the Portfolio;
                                           )  Sponsor - Responsibility



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------

17. Withdrawal or redemption               )  Redemption; Public Offering of
                                           )  Units - Secondary Market

18. (a)  Receipt and disposition of income )  Administration of the Trust;
                                           )  Reinvestment Programs

    (b)  Reinvestment of distributions     )  Reinvestment Programs

    (c)  Reserves or special fund          )  Administration of the Trust
                                           )  - Distribution

    (d)  Schedule of distribution          )  *

19. Records, accounts and report           )  Administration of the Trust -
                                           )  Records and Accounts; - Reports to
                                           )  Unit Holders

20. Certain miscellaneous provisions of    )  Amendment and Termination of the
    the trust agreement                    )  Indenture; Sponsor
                                           )  - Limitation on Liability
                                           )  - Resignation; Trustee
                                           )  - Limitation on Liability
                                           )  - Resignation

21. Loans to security holders              )  *

22. Limitations on liability of depositor, )  Sponsor, Trustee; Evaluator -
    trustee, custodian, etc.               )  Limitation on Liability

23. Bonding arrangements                   )  Included on Form
                                           )  N-8B-2

24. Other material provisions of the trust )  *
    agreement                              )



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------

    III.  ORGANIZATION PERSONNEL AND
          AFFILIATED PERSONS OF DEPOSITOR
25. Organization of Depositor              )  Sponsor

26. Fees received by Depositor             )  Expenses and Charges - fees;
                                           )  Public Offering of Units - Profit
                                           )  of Sponsor

27. Business of Depositor                  )  Sponsor and Included in Form
                                           )  N-8B-2

28. Certain information as to officials    )  Included in Form
    and affiliated persons of Depositor    )  N-8B-2

29. Voting securities of Depositor         )  Included in Form
                                           )  N-8B-2

30. Persons controlling Depositor          )  *

31. Compensation of Officers and Directors )  *
    of Depositor                           )

32. Compensation of Directors of Depositor )  *

33. Compensation of employees of Depositor )  *

34. Remuneration of other persons for      )  *
    certain services rendered to trust     )

    IV.  DISTRIBUTION AND REDEMPTION OF SECURITIES

35. Distribution of trust's securities by  )  Public Offering of Units - Public
    states                                 )  Distribution

36. Suspension of sales of trust's         )  *
    securities                             )

37. Revocation of authority to distribute  )  *



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------

38. (a)  Method of distribution            )  Public Offering of Units
    (b)  Underwriting agreements           )
    (c)  Selling agreements                )

39. (a)  Organization of principal         )  Sponsor
         underwriter                       )
    (b)  N.A.S.D. membership of principal  )
         underwriter                       )

40. Certain fees received by principal     )  Public Offering of Units - Profit
    underwriter                            )  of Sponsor

41. (a)  Business of principal underwriter )  Sponsor
    (b)  Branch offices of principal       )  *
         underwriter                       )
    (c)  Salesman of principal underwriter )  *

42. Ownership of trust's securities by     )  *
    certain persons                        )

43. Certain brokerage commissions received )  *
    by principal underwriter               )

44. (a)  Method of valuation               )  Public Offering of Units
    (b)  Schedule as to offering price     )  *
    (c)  Variation in offering price to    )  Public Offering of Units - Volume
         certain persons                   )  Discount; Exchange Option

45. Suspension of redemption rights        )  *

46. (a)  Redemption valuation              )  Public Offering of Units
                                           )  - Secondary Market; Redemption
    (b)  Schedule as to redemption price   )  *



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------

47. Maintenance of position in underlying  )  See items 10(d), 44 and 46
    securities                             )

    V.  INFORMATION CONCERNING THE TRUSTEE OR CUSTODIAN

48. Organization and regulation of Trustee )  Trustee

49. Fees and expenses of Trustee           )  Expenses and Charges

50. Trustee's lien                         )  Expenses and Charges

    VI.  INFORMATION CONCERNING INSURANCE
         OF HOLDERS OF SECURITIES

51. (a)  Name and address of Insurance     )  *
         Company                           )
    (b)  Type of policies                  )  *
    (c)  Type of risks insured and         )  *
         excluded                          )
    (d)  Coverage of policies              )  *
    (e)  Beneficiaries of policies         )  *
    (f)  Terms and manner of cancellation  )  *
    (g)  Method of determining premiums    )  *
    (h)  Amount of aggregate premiums paid )  *
    (i)  Persons receiving any part of     )  *
         premiums                          )
    (j)  Other material provisions of the  )  *
         Trust relating to insurance       )

    VII.  POLICY OF REGISTRANT

52. (a)  Method of selecting and           )  Introduction; Objectives and
         eliminating securities from the   )  Securities Selection; The Trust
         Trust                             )  - Summary Description of the
                                           )  Portfolio; Sponsor -
                                           )  Responsibility
    (b)  Elimination of securities from    )  *
         the Trust                         )



----------
*     Not applicable, answer negative or not required.

Form N-8B-2                                Form S-6
Item Number                                Heading in Prospectus
-----------                                ---------------------

    (c)  Substitution and elimination of   )  Introduction; Objectives and
         securities from the Trust         )  Securities Selection; Sponsor
                                           )  - Responsibility
    (d)  Description of any fundamental    )  *
         policy of the Trust               )

53. Taxable status of the Trust            )  Cover of Prospectus; Tax Status

    VIII.  FINANCIAL AND STATISTICAL INFORMATION

54. Information regarding the Trust's past )  *
    ten fiscal years                       )

55. Certain information regarding periodic )  *
    payment plan certificates              )

56. Certain information regarding periodic )  *
    payment plan certificates              )

57. Certain information regarding periodic )  *
    payment plan certificates              )

58. Certain information regarding periodic )  *
    payment plan certificates              )

59. Financial statements (Instruction 1(c) )  Statement of Financial Condition
     to Form S-6)                          )



----------
*     Not applicable, answer negative or not required.

                     SUBJECT TO COMPLETION FEBRUARY 4, 2000

--------------------------------------------------------------------------------

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                      SELECT 10 INDUSTRIAL PORTFOLIO 2000-2
                            A "UNIT INVESTMENT TRUST"

--------------------------------------------------------------------------------


                  The attached final prospectus for a prior Series of Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio is hereby used as a preliminary prospectus for Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2. The narrative information relating to the operation of this Series and the structure of the final prospectus for this Series will be substantially the same as that set forth in the attached prospectus. Information with respect to pricing, the number of units, dates and summary information regarding the characteristics of securities to be deposited in this Series is not now available and will be different from that included in the attached final prospectus since each Series has a unique Portfolio. Accordingly, the information contained herein with regard to the previous Series should be considered as being included for informational purposes only.

                  Investors should contact account executives of the Sponsor who will be informed of the expected effective date of this Series and who will be supplied with complete information with respect to such Series on the date of the effectiveness of the registration statement relating to Units of this Series.

                  OFFERS TO SELL OR THE SOLICITATION OF ORDERS TO BUY MAY ONLY BE MADE IN THOSE JURISDICTIONS IN WHICH THE SECURITIES OF A TRUST HAVE BEEN REGISTERED. INVESTORS SHOULD CONTACT ACCOUNT EXECUTIVES OF THE SPONSOR TO DETERMINE WHETHER THE SECURITIES OF A PARTICULAR TRUST HAVE BEEN REGISTERED FOR SALE IN THE STATE IN WHICH THEY RESIDE.

                  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                      SELECT 10 INDUSTRIAL PORTFOLIO 2000-1

                  The prospectus dated January 5, 2000, File No. 333-91015, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                       SELECT 10 INDUSTRIAL PORTFOLIO 99-6

                  The prospectus dated November 2, 1999, File No. 333-88447, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                       SELECT 10 INDUSTRIAL PORTFOLIO 99-5

                  The prospectus dated September 1, 1999, File No. 333-84653, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                       SELECT 10 INDUSTRIAL PORTFOLIO 99-4

                  The prospectus dated July 1, 1999, File No. 333-79905, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                       SELECT 10 INDUSTRIAL PORTFOLIO 99-3

                  The prospectus dated May 3, 1999, File No. 333-76095, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                       SELECT 10 INDUSTRIAL PORTFOLIO 99-2

                  The prospectus dated February 26, 1999, File No. 333-67481, is hereby incorporated by reference herein.

                 MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                       SELECT 10 INDUSTRIAL PORTFOLIO 99-1

                  The prospectus dated January 4, 1999, File No. 333-64627, is hereby incorporated by reference herein.

PART II.  ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS


                       CONTENTS OF REGISTRATION STATEMENT

                  This registration statement on Form S-6 comprises the following documents:

                  The facing sheet.

                  The Cross Reference Sheet.

                  The Prospectus.

                  The signatures.

                  Listed below are the names and registration numbers of each previous Series of Morgan Stanley Dean Witter Select Equity Trust, the final prospectus for any of which is used as a preliminary prospectus for Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2. These prior final prospectuses are incorporated herein by reference.

                  Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-1 (Registration No. 333-91015)
                  Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 99-6 (Registration No. 333-88447)
                  Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 99-5 (Registration No. 333-84653)
                  Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 99-4 (Registration No. 333-79905)
                  Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 99-3 (Registration No. 333-76095)
                  Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 99-2 (Registration No. 333-67481)
                  Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 99-1 (Registration No. 333-64627)

                  Written consents of the following persons:

                     -  Cahill Gordon & Reindel (included in Exhibit 5)

                     -  Deloitte & Touche LLP

The following Exhibits:

         *EX-3(i)      Certificate of Incorporation of Dean Witter Reynolds Inc.

         *EX-3(ii)     By-Laws of Dean Witter Reynolds Inc.

        **EX-4.1       Trust Indenture and Agreement, dated September 30, 1993.

        **EX-4.2       Draft of Reference Trust Agreement.

       ***EX-5 Opinion of counsel as to the legality of the securities being registered.

       ***EX-23.1      Consent of Independent Auditors.

       ***EX-23.2      Consent of Cahill Gordon & Reindel (included in
                       Exhibit 5).


---------------------------

* Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Select 5 Industrial Portfolio 2000-2, Registration number 333-96215.
**     Filed herewith.
***    To be filed by amendment.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant, Morgan Stanley Dean Witter Select Equity Trust Select 10 Industrial Portfolio 2000-2, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of New York and State of New York on the 4th day of February, 2000.

                                MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST SELECT 10 INDUSTRIAL PORTFOLIO 2000-2 (Registrant)

                                By:      Dean Witter Reynolds Inc.
                                         (Depositor)



                                         /s/Thomas Hines
                                         ---------------------------------
                                         Thomas Hines
                                         Authorized Signatory

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on behalf of Dean Witter Reynolds Inc., the Depositor, by the following person in the following capacities and by the following persons who constitute a majority of the Depositor's Board of Directors in the City of New York, and State of New York, on this 4th day of February, 2000.

                            DEAN WITTER REYNOLDS INC.

Name                             Office
----                             ------

Philip J. Purcell                Chairman & Chief     )
                                 Executive Officer    )
                                 and Director***      )
Bruce F. Alonso                  Director****
Richard M. DeMartini             Director***
Raymond J. Drop                  Director****
James F. Higgins                 Director***
John J. Mack                     Director*****
Mitchell M. Merin                Director*
Stephen R. Miller                Director***
John H. Schaefer                 Director*****
Thomas C. Schneider              Director**
Alan A. Schroder                 Director*****
Robert G. Scott                  Director*****

                                 By:  /s/Thomas Hines
                                      Thomas Hines
                                      ---------------------------------
                                      Attorney-in-fact*, **, ***, ****, *****
--------------------------

* Executed copies of the Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 97-1, File No. 333-16839.

** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 96-4, File No. 333-10499.

*** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with the Registration Statement on Form S-6 for Dean Witter Select Equity Trust, Select 10 International Series 95-1, File
       No. 33-56389.

**** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Post-Effective Amendment No. 1 to Form S-6 for Morgan Stanley Dean Witter Select Equity Trust, Select 10 Industrial Portfolio 99-4, File No. 333-79905.

***** Executed copies of Powers of Attorney have been filed with the Securities and Exchange Commission in connection with Amendment No. 1 to the Registration Statement on Form S-6 for Morgan Stanley Dean Witter Select Equity Trust Morgan Stanley High-Technology 35 Index Portfolio 2000-1, File No. 333-91713.

                                  Exhibit Index
                                       To
                                    Form S-6
                             Registration Statement
                        Under the Securities Act of 1933

Exhibit No.             Document
-----------             --------

         *EX-3(i)       Certificate of Incorporation of Dean Witter Reynolds
                        Inc.
         *EX-3(ii)      By-Laws of Dean Witter Reynolds Inc.
        **EX-4.1        Trust Indenture and Agreement, dated September 30, 1993.
        **EX-4.2        Draft of Reference Trust Agreement.
       ***EX-5          Opinion of counsel as to the legality of the securities
                        being registered.
       ***EX-23.1       Consent of Independent Auditors.
       ***EX-23.2       Consent of Cahill Gordon & Reindel (included in
                        Exhibit 5).

---------------------------
* Incorporated by reference to exhibit of same designation filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of Morgan Stanley Dean Witter Select Equity Trust Select 5 Industrial Portfolio 2000-2, Registration number 333-96215.

**     Filed herewith.

***    To be filed by amendment.